NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES MANAGEMENT PROMOTIONS

Wooster, Ohio (May 31, 2011) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, announced that the Board of Directors has promoted two members of management.

H. Stewart Fitz Gibbon III has been appointed Executive Vice President, Chief Operating Officer and Chief Risk Officer of both the Company and the Bank.  He will continue as Corporate Secretary and Treasurer of both the Company and the Bank.  Mr. Fitz Gibbon’s responsibilities will include continued oversight of the accounting and finance areas of the Company.  He will add responsibility for the information systems and human resources departments and will oversee the development of an Enterprise Risk Management program for the Bank.  Mr. Fitz Gibbon joined the Bank in September 2005 as Chief Financial Officer.

Myron L. Swartzentruber has been appointed Senior Vice President and Chief Financial Officer of both the Company and the Bank, with primary responsibility for the accounting, financial reporting and taxation functions of both the Company and the Bank.    Mr. Swartzentruber, a graduate of the University of Akron with a bachelor’s degree in accounting, is a Certified Public Accountant and has held the position of Vice President and Controller for Wayne Savings Community Bank since January 2000.  He will continue to report to Mr. Fitz Gibbon.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	Rod C. Steiger
President
Chief Executive Officer
(330) 264-5767

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